Exhibit 10.19

February 20, 2025

Gülsen Kama
Ramsey, New Jersey

Re:    Separation Agreement

Dear Gülsen:
This letter sets forth the substance of the separation agreement (the “Agreement”) that Bionano Genomics, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.Separation. Your employment termination date will be September 18, 2024 (the “Separation Date”). Following the Separation Date, you will no longer be employed with the Company as its Chief Financial Officer, or hold any other employment, officer, director, or managerial positions with the Company or any of its subsidiaries or affiliated entities. Your access to Company files and communications systems was terminated on September 4, 2024, at 8:30A.M.
2.Final Payment. Shortly after the Separation Date in accordance with applicable law, the Company will pay you all accrued wages earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment regardless of whether or not you sign this Agreement.
3.Severance Benefits. If you: (i) return this fully signed and dated Agreement to the Company by February 21, 2025; (ii) allow the release contained herein to become effective; and (iii) comply with your obligations under this Agreement (collectively, the “Severance Preconditions”), then in full satisfaction of any obligations for the Company to provide you with severance benefits in the event your employment is terminated by the Company without Cause or Good Reason, as set forth in Section 4.5 of employment agreement with the Company dated September 11, 2023 (the “Employment Agreement”), the Company will provide you with the following as your sole severance benefits (the “Severance Benefits”):
4.(a)    Cash Severance. The Company will pay you, as severance, an amount equivalent to six (6) months of your current base salary (annual rate of salary equals $460,000), which equals total gross severance amount of $230,000, subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment will be paid to you as follows: (1) one-third in a lump sum within seven (7) days of the Effective Date; and (2) the remaining two-thirds in equal installments as a continuation on the Company’s regular payroll starting on the first regularly scheduled payroll date after the Effective Date (as defined below), and continuing for the following eight (8) payroll periods thereafter or until the Severance Payment is paid in full. Additionally, the Company will make an additional payment representing payment in lieu of medical benefits, equal to $9,030, which will be paid, without tax withholding, which will be wired as directed by your legal counsel, within seven (7) days of the Effective Date. Subject to compliance with Section 409A of the Internal Revenue Code, at the option of the Company, the Company may accelerate and pay the Severance Payment earlier than the above schedule.
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6.Equity. You were granted an option to purchase shares of the Company’s common stock, pursuant to the Company’s 2018 Equity Incentive Plan, as amended (the “Plan”). Under the terms of the Plan and your stock option grant, vesting will cease as of the Separation Date. Your options shall continue to be governed by the terms of the applicable grant notices, stock option agreements and the Plan.
7.No Other Compensation Or Benefits. By executing this Agreement, you acknowledge and agree that the Company’s obligations to provide you with any severance benefits or any other payments are hereby extinguished (except for the benefits described in this Agreement). You further expressly acknowledge and agree that the Severance Benefits and other benefits provided herein, are in full and complete satisfaction of the Company’s obligations, if any, to pay you any severance or termination payments contemplated in your Employment Agreement, or any other agreements, plans, and policies. You also acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, equity, equity acceleration or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, incentive compensation, commissions, or equity.
8.Expense Reimbursements. You agree that, within 30 calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
9.Return of Company Property. On or within five (5) calendar days after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, contact information, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You represent that you have made a diligent search to locate any such documents, property and information within the required timeframe. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., smartphone, iPad or the like) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then within five (5) calendar days after the Separation Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form (in whole or in part). You agree that, after the applicable timeframes noted above, you will neither use nor possess Company property. You also agree that within 5 calendar days after the Separation Date you will update any social media and networking profiles (such as LinkedIn and Facebook) to reflect that you are no longer employed or affiliated with the Company. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits described above.
10.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
11.Release Of Claims
12.(a)    General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”). Following the execution of this Agreement in the event the Company misses any payments required hereunder this Agreement, including the release of claims, shall be void ab initio. Finally, the parties hereto specifically agree that, in the case that any U.S. or State Court or Bankruptcy Court acts to invalidate, reclaim or clawback the Severance Payment, then, notwithstanding anything to the contrary herein, you may seek to protect and defend all of your rights, including your right to such Severance Payment.
(b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Security and Financial Empowerment Act, the New Jersey Family Leave insurance provisions of the New Jersey Temporary Disability Benefits Law, the New Jersey Earned Sick Leave Law, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Workers’ Compensation Law’s anti-retaliation provisions, the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than 5 business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
13.(c)    Excluded Claims; Insurance. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to the Company’s Amended and Restated Bylaws as well as any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law (such as claims for unemployment benefits or workers compensation); and (iii) any claims for breach of this Agreement. The Company acknowledges and represents that you are covered as an insured party under the Company’s D&O policies and with post-termination tail coverage.
14.(d)     Protected Rights. You understand that nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. Additionally, while this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein) or prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation, or any other conduct that you have reason to believe is unlawful.
15.(e)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have forty-five (45) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”). You hereby further acknowledge that the Company has provided you with ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), attached hereto as Exhibit A.
16.(f)    Company Release. In exchange and in consideration the foregoing release, and for other covenants and promises made under this Agreement, Company, except in cases of fraud, hereby generally and completely releases you from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement.
17.Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
18.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
19.Continuing Obligations. You acknowledge and reaffirm your continuing obligations under your Confidential Information and Invention Assignment Agreement, attached hereto as Exhibit B, which is incorporated herein by reference, and agree to abide by those continuing obligations and to additionally cooperate with the Company and provide reasonable assistance as it relates to the transition of your roles and responsibilities. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. The Company acknowledges that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.
20.Non-Disparagement. Except to the extent permitted by the “Protected Rights” section above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under the whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. Company agrees that its officers and directors will not disparage you or your business reputation in any way.
21.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as otherwise permitted in accordance with this Agreement) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.
22.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.
23.Miscellaneous. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New Jersey without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have forty-five (45) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.
Sincerely,

Bionano Genomics, Inc.
By: /s/ R. Erik Holmlin, Ph.D.
R. Erik Holmlin
President and CEO

Exhibit A – ADEA Disclosure
Exhibit B – Confidential Information and Inventions Assignment Agreement

I have read, understand and agree fully to the foregoing Agreement:

/s/ Gülsen Kama
Gülsen Kama

2/24/2025
Date

Exhibit A
ADEA DISCLOSURE

Exhibit B
CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT
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